Exhibit 99.2

Magnus International Resources Hires Former Head of Exploration of Placer Dome Asia Pacific
 Thursday April 27, 8:31 am ET

LAS VEGAS, NEVADA--(MARKET WIRE)--Apr 27, 2006 -- Magnus International Resources, Inc. ("Magnus") ("the Company") (OTC BB:MGNU.OB - News) is pleased to announce that it has hired Genesio Circosta, formerly of Placer Dome Asia Pacific, to act as Magnus' Vice President of Exploration in China.

Mr. Circosta has over twenty six years experience as an exploration geologist and exploration manager on a large number of projects ranging from grass-roots and generative projects to advanced delineation projects. His previous experience includes over 17 years of project management and generative exploration for the Placer Dome Asia Group, within China, Australia, Papua New Guinea, The Philippines and Indonesia, with a focus on gold projects but also including exploration for Cu-Au, Pb-Zn and mineral sands.

Mr. Circosta has spent the last two and a half years working mainly with Placer Dome (China) Ltd., managing Placer's exploration and generative activities within China and Asia. Some of his other previous employers include Placer Dome Exploration Indonesia (where he acted as project manager for various projects in Kalimantan, Sulawesi and Java, and as generative and exploration geologist for Indonesia), Kidston Gold Mines (where he managed the delineation and exploration drill programs of the then newly discovered Eldridge deposit at the north end of the Kidston breccia pipe), and Misima Mines Pty Ltd (where he served as Senior Exploration Geologist).

Some of the immediate benefits Magnus will realize from Mr. Circosta's extensive exploration career include:

- A scope of experience encompassing everything from generative activities to project management work, drilling, resource delineation, joint venture agreement construction, and government negotiation;

- Extensive experience managing and negotiating projects in China;

- A good understanding of Mining Law and Regulations in China;

- Past exposure to advanced delineation and evaluation on highly successful prospects (for example, at Misima, - which resulted in the discovery of several satellite deposits including Quartz Mountain, Kobel Block, Ewatinona and Kulumalia);

- Knowledge of underground mapping, exploration, diamond drilling and trial development of quartz vein-hosted gold mineralization (for example, at Tarcoola);

- Experience with open pit mining, grade control and deposit modeling (at Misima);

- Expertise in all forms of geological mapping ranging from regional, reconnaissance to detailed prospect scale, and all manner of technical report writing; and

- The ability to set up and supervise detailed geochemical programs, a variety of geophysical surveys, and major drilling programs.

Magnus is very pleased to announce the addition of Mr. Circosta to its geological team, and we anticipate that the addition of Mr. Circosta will provide Magnus with additional exploration leadership and expertise for our expanding project base in China, as well as with new opportunities to expand our exploration portfolio going forward.

About Magnus International Resources, Inc.

Magnus International Resources, Inc. is engaged in the acquisition, exploration and development of mineral properties in China, focusing primarily on gold and copper properties. Magnus currently retains a potential 90% interest in two Sino-

foreign gold joint venture exploration projects. The Huidong property is northwest of and on trend with Southwestern Resources' Boka gold project. The Mangshi project is located within the 40km Luxi Gold Belt in western Yunnan province.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to mailto:info@magnusresources.cominfo@magnusresources.com.

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.

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